Exhibit 10.3

April 23, 2008

Craig Philips

7239 SE 29th Street

Mercer Island, WA 98040

Dear Craig:

On behalf of Cell Therapeutics, Inc. (“CTI”), we are very pleased that you have agreed to provide services as a Special Consultant to the Board of Directors, reporting to Dr. James Bianco, M.D., President and Chief Executive Officer. The term of your engagement as a Special Consultant shall commence as of April 26, 2008 and continue through July 31, 2008, or such other date as you and the Company agree.

As a Special Consultant, you will provide the consulting services as described in Attachment A attached. to this letter agreement. You agree to devote up to fifteen (15) days between April 26, 2008 and July 31, 2008, the exact days to be mutually agreed upon by you and CTI, to performance of the consulting services. You will not be compensated for those consulting services. However, we will reimburse you for any reasonable business expenses you may incur in performance of such consulting services in accordance with our Travel Policy, a copy of which has been provided to you.

Subject to the terms and conditions of this consulting letter agreement, and the employment agreement set forth in Attachment B to this letter which you and CTI agree to execute contemporaneously with the execution of this consulting letter agreement, you will become an employee of CTI on August 1, 2008 and will serve as President of the Company.

Should CTI terminate this consulting letter agreement without cause prior to August 1, 2008, or fail to employ you according to the terms of the employment agreement as set forth in Attachment B , CTI agrees to pay you the sum of Four Hundred Thousand Dollars ($400,000.00) to compensate you for the loss of certain benefits which would otherwise have been available to you. This payment shall not be duplicative of other wage income you may receive within one year of the termination date, and is refundable by you to CTI to the extent you receive wage income in that time period. Such amount shall be paid to you in a lump sum within fifteen (15) days of the earlier of the date of the termination of this consulting letter agreement, or August 1, 2008. Upon payment of such amount, CTI shall have the right to immediately terminate the employment agreement without further obligation to you.

In addition, we will recommend to CTI’s Board of Directors that you be granted the following equity awards shortly following the beginning of your consulting engagement:

•	250,000 shares of restricted stock, which shall vest at the rate of 1/3 of such shares on each anniversary following April 26, 2008 (the “Vesting Commencement Date”).

•

A non-qualified option to purchase 150,000 shares of CTI’s Common Stock, at an exercise price equal to the fair market value (as determined by CTI’s Board of Directors) on the date of grant. These option shares will vest at the rate of 1/3 of such shares on each anniversary of your Vesting Commencement Date.

•	90,000 shares of restricted stock, 100% of which shall vest on the one year anniversary of your Vesting Commencement Date.

Vesting will, of course, depend on your continued engagement as a consultant through July 31, 2008 or your subsequent employment with CTI. Additionally, following your employment start date, you will be eligible to receive certain acceleration of vesting benefits in connection with your unvested equity awards. In the event you are terminated without Cause or you resign for Good Reason following a Change of Control of CTI (each as defined in Attachment B to this letter agreement), 100% of any then-unvested equity awards you hold that remain unvested immediately prior to your termination shall immediately vest as of your termination date. The option and shares of restricted stock will be subject to the terms of CTI’s 2007 Equity Incentive Plan and the stock option agreement and restricted stock agreements between you and CTI, or pursuant to a stand-alone stock option agreement and restricted stock agreements between you and CTI should CTI choose is issue such awards outside of that plan in reliance on the Nasdaq Inducement Grant exception.

Until your employment start date, your relationship with CTI will be that of an unpaid independent contractor and not that of an employee, and you shall not have authority to enter into contracts that bind CTI or create obligations on the part of CTI without the prior written authorization of CTI. You understand and agree that prior to your employment start date you will not be eligible for any CTI employee benefits, and you will have full responsibility for taxes of any nature that are applicable to the expense reimbursements made to you by CTI under this letter agreement.

You represent that your performance of all the terms of this letter agreement will not breach any other agreement to which you are a party. You have not, and will not during the term of this letter agreement, enter into any oral or written agreement in conflict with any of the provisions of this letter agreement.

You further represent and warrant that you do not presently perform or intend to perform, during the term of this letter agreement, consulting or other services for, or engage in or intend to engage in an employment relationship with, companies whose businesses or proposed businesses in any way involve products or services which would be competitive with CTI’s products or services, or those products or services proposed or in development by CTI, except for your continuing services as an employee of Bayer HealthCare Pharmaceuticals prior to your employment start date with CTI.

We are excited about having you as a part of the CTI team. We believe you to be a key participant in CTI’s future success. If you accept this offer, please sign and date the copies of this letter, return one to us and keep the other for your files. We have also enclosed an Invention and Proprietary Information Agreement as Attachment C that we require all consultants to sign prior to commencing their consulting engagement with CTI. Please sign and return for CTI’s signature, and we will return a copy to you for your records.

We look forward to you joining the CTI Team. If you have any questions about this letter agreement, please give me a call.

Sincerely,

/s/ James A. Bianco

James A. Bianco, M.D.

President & C.E.O.

Cell Therapeutics, Inc.

Attachments:

Attachment A Description of Services

Attachment B Employment Term Sheet

Attachment C Consultant Invention and Proprietary Information Agreement

Acceptance:

Signature	/s/ Craig Philips

Date	April 23, 2008

ATTACHMENT A TO CONSULTING LETTER AGREEMENT

DESCRIPTION OF SERVICES

The Services called for under the consulting letter agreement include:

1. Subject to the time limits set forth and other conditions set forth in the consulting letter agreement, Mr. Philips will make himself available to CTI as requested from time to time by the Chief Executive Officer or the Board of Directors to provide consulting services in the form of special projects and ongoing advice and guidance on matters related to research and development, business strategy, management issues, and other areas related to oncology and specialty pharmaceuticals.

2. The Company may mention Mr. Philip’s relationship with the Company in a press release to be mutually agreed upon, on its website, in its marketing materials and in presentations.

3.	Such other services as may be mutually agreed to by the parties from time to time.

ATTACHMENT B TO CONSULTING LETTER AGREEMENT

EMPLOYMENT AGREEMENT

ATTACHMENT C TO CONSULTING LETTER AGREEMENT

INVENTION AND PROPRIETARY INFORMATION AGREEMENT